EXHIBIT 10.54

November 12, 2004

Mr. Dean D. Durbin

Vertis, Inc.

250 West Pratt Street, 180’ Floor Baltimore, Maryland 21201

Dear Dean:

As you know, the next few months are expected to be a very challenging time for the Company, and the Board will be relying heavily upon you to help ensure that the Company continues to move forward during this time. It is the goal of each of us that our customers, employees, business partners and other Company constituencies continue to regard Vertis as the premier provider of targeted advertising, media, and marketing services.

In recognition of the increased efforts and responsibilities that you have accepted at the Board’s request, the Board has unanimously elected you as President of Vertis, Inc. and Vertis Holdings, Inc. and amended your employment agreement to reflect that election pursuant to the terms of this letter. The Board has also determined that you will be eligible for a special bonus of up to $200,000. The actual amount of the bonus will be determined by the Board in its sole discretion based upon its assessment of your efforts and performance during the next few months, and any special bonus will be determined and paid (less required withholding) within a reasonable time during 2005 as the Board determines. Any special bonus paid to you will not be considered as salary or bonus for purposes of the Company’s other benefit and compensation plans or for purposes of your employment agreement with the Company (which, of course, will remain in place and is not affected by this special bonus arrangement). In particular, such bonus shall not count in any change in control or other severance calculations. This special bonus opportunity is also distinct from your annual bonus opportunity under the Executive Incentive Plan, which is also unaffected by this special bonus opportunity.

Dean, the Board has every confidence in your ability to help the Company through the challenging times ahead. We look forward to working with you in meeting and conquering these challenges. Please indicate your understanding and acceptance of these terms by executing the letter in the space indicated below and returning the executed letter to John V. Howard, Jr. by 6:00 p.m. on November 16th. As always, if you have any questions, please do not hesitate to contact me at 410.361.8350.

Sincerely,

/S/ Donald E. Roland
Donald E. Roland
Chairman

I have read and understood the letter and agree to its terms.

/S/ Dean D. Durbin
Dean D. Durbin
Date: